Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Vivmark Residential (Form S-8) pertaining to the AvalonBay Communities, Inc. 2026 Equity Incentive Plan, the AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan and the AvalonBay Communities, Inc. Deferred Compensation Plan of our report dated February 27, 2026, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc. included in Equity Residential’s and ERP Operating Limited Partnership’s Form 8-K filed with the Securities and Exchange Commission on July 31, 2026.

/s/ Ernst & Young LLP

Tysons, Virginia
August 17, 2026